EXHIBIT 99.1

Heritage Oaks Bancorp Reports Second Quarter Results

PASO ROBLES, Calif., July 23, 2015 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $3.7 million, or $0.11 per dilutive common share, for the second quarter of 2015, compared to net income available to common shareholders of $2.9 million, or $0.09 per dilutive common share, for the second quarter of 2014, and net income available to common shareholders of $4.1 million, or $0.12 per dilutive common share for the first quarter of 2015. Net income available to common shareholders for the current quarter increased by $0.8 million compared to the second quarter of 2014, and declined by $0.3 million compared to the linked quarter.

Second Quarter 2015 Highlights

  Gross loans declined by $16.2 million, or 1.3%, to $1.19 billion at June 30, 2015, compared to $1.21 billion at March 31, 2015, and increased by $94.3 million, or 8.6% compared to $1.10 billion, at June 30, 2014. New loan production totaled $79.8 million for the second quarter of 2015. Portfolio production was offset by $45.8 million of loan prepayments and pay-offs, and $12.9 million of pay downs on agribusiness lines attributable to the conclusion of certain of our agribusiness customers' growing seasons.

  Total deposits grew by $51.3 million, or 3.5% to $1.51 billion at June 30, 2015, compared with $1.46 billion at March 31 2015, and grew by $117.5 million, or 8.4%, as compared to $1.39 billion at June 30, 2014. Non-interest bearing demand deposits grew 6.7% to $516.4 million compared to the March 31, 2015 balance, and represent 34.2% of total deposits at June 30, 2015, compared to 33.1% of total deposits at June 30, 2014.

  Credit quality remains strong with non-accrual loans representing 0.97% of total gross loans at June 30, 2015, which improved from 0.98% for the linked quarter, and 1.04% at June 30, 2014. Net recoveries for the second quarter of 2015 were $69 thousand compared to $111 thousand in the linked quarter and charge-offs of $1.3 million in the second quarter of 2014. Total loans delinquent 30 to 89 days were 0.03% of total gross loans as of June 30, 2015. There was no provision for loan and lease losses recorded in the second quarter due to the continued improvement in credit quality.

  Regulatory capital ratios for the Bank at June 30, 2015 were 9.41% for Tier 1 Leverage Capital, 13.73% for Total Risk Based Capital, and 12.48% for Common Equity Tier 1 Capital to Total Risk Based Capital.

  On July 22, 2015 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of August 17, 2015, which is payable to our common shareholders on August 31, 2015.

"Our relationship banking activities continue to bear fruit, as evidenced by our 8.4% deposit growth during the first six months of 2015. New loan originations were also strong at $79.8 million and these new relationships further contribute to our core franchise value. The confluence of an increase in loan pay-offs with the cyclical pay-down of our agribusiness operating lines resulted in contraction of our loan portfolio during the second quarter. The elevated loan payoffs have primarily occurred in our commercial, agribusiness, and consumer real estate loan portfolios. We are rolling out our interest rate swap program this quarter which will allow us to offer more competitive fixed rate financing options to customers, while helping us continue to effectively manage our interest rate risk," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.

Net Income Available to Common Shareholders

Net income available to common shareholders for the second quarter of 2015 was $3.7 million, or $0.11 per diluted common share, compared with net income of $2.9 million, or $0.09 per diluted common share, for the second quarter of 2014. Net income available to common shareholders for the quarter ended March 31, 2015 was $4.1 million, or $0.12 per diluted common share. Earnings before income taxes, provision for loan and lease losses, gain on sale of securities, and merger, restructure and integration costs for the current quarter decreased by $0.1 million, as compared to the linked quarter, and increased by $0.6 million as compared to the second quarter of 2014, primarily due to decreases in non-interest expense.

Net income available to common shareholders for the six months ended June 30, 2015 was $7.8 million, or $0.23 per dilutive common share as compared to $1.2 million or $0.04 per dilutive common share for the six months ended June 30, 2014. The $6.6 million increase in net income available to common shareholders for the first six months of 2015 as compared to the same period a year earlier was primarily due to $8.0 million of merger, restructure and integration costs related to the February 28, 2014 acquisition of Mission Community Bancorp ("MISN" or the "MISN Transaction") incurred during the first six months of 2014. Earnings before income taxes, provision for loan and lease losses, gain on sale of securities, and merger, restructure and integration costs increased by $2.5 million for the six months ended June 30, 2015, as compared to the same prior year period, primarily as a result of the inclusion of MISN earnings in the Company's earnings for a full six months in 2015.

Net Interest Income

Net interest income was $15.2 million, or 3.67% of average earning assets ("net interest margin"), for the second quarter of 2015 compared with $15.2 million, or a 3.98% net interest margin, for the same period a year earlier, and $15.5 million, or a 3.92% net interest margin, for the quarter ended March 31, 2015. On a year over year basis, net interest income was relatively flat due primarily to offsetting factors including: an increase in interest income from other investments attributable to a special dividend paid by the Federal Home Loan Bank ("FHLB") on June 23, 2015 of $0.3 million, a $0.2 million decrease in interest income from investment securities, and a $0.2 million increase in interest expense on other borrowings.

Net interest income decreased for the quarter ended June 30, 2015, as compared to the first quarter of 2015 by $0.3 million due to the following factors:  a decline in loan interest income of $0.5 million driven by a reduction in the yield and average balance of the loan portfolio, and an increase in deposit and borrowing costs of $0.1 million which was however, partially offset by an increase in interest income from other investments due to the previously mentioned special FHLB dividend.

The net interest margin was 3.67% for the second quarter of 2015, compared to 3.98% for the same prior year period, and 3.92% for the linked quarter ended March 31, 2015. The most significant driver of the decline in the net interest margin compared to both the second quarter of 2014 and the linked quarter was a decline in loan yields. Loan yields declined by 46 basis points to 4.82%, as compared to 5.28% for second quarter of 2014, and by 30 basis points as compared to 5.12% for the linked quarter.

The primary driver of the decline in loan yields for the current quarter as compared to both the second quarter of 2014, and to the linked quarter was a decline in purchased loan discount accretion. Purchased loan discount accretion contributed 15 basis points during the current quarter, 33 basis points during the second quarter of 2014, and 37 basis points for the linked quarter to loan yields. The decline in purchased loan discount accretion for the second quarter of 2015, as compared to both the second quarter of 2014, and the linked quarter, is attributable to a lower level of accelerated loan discount accretion associated with loan pay-offs, and to a gradual decline in scheduled accretion due to loan maturities and pay-offs.

The cost of deposits was 0.25% for the second quarter of 2015, unchanged compared to the prior quarter, and down 2 basis points compared to 0.27% for the second quarter of 2014.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded for the three months ended June 30, 2015, or 2014, or the linked quarter ended March 31, 2015. The Company has not required a loan and lease loss provision since 2012 due to improvements in credit quality over the past three years. Net recoveries were 0.02% of average loans outstanding, for the quarter ended June 30, 2015, compared with net charge-offs of 0.48% of average loans outstanding for the same period a year earlier, and net recoveries of 0.04% of average loans outstanding for the linked quarter.

Non-Interest Income

Non-interest income for the second quarter of 2015 was $2.3 million, compared to $2.5 million for the same period a year earlier, and $3.0 million for the linked quarter ended March 31, 2015. Non-interest income declined by $0.2 million for the current quarter as compared to the same prior year quarter, primarily due to decreases in bank fee and service charge income, and gain on sale of investment securities, which were partially offset by increased mortgage banking revenue. Compared to the linked quarter, non-interest income decreased by $0.7 million, primarily because we did not sell any investment securities during the second quarter, which resulted in a decrease in gain on sale of investment securities of $0.5 million.

Securities gains have declined over the last year and since the prior quarter, because we have concluded certain portfolio repositioning efforts at the end of the first quarter of 2015, which resulted in net gains on sale over the last eighteen months. Bank service charge income declined over the last year, despite increases in deposit balances, because the Bank has exited several "money service businesses" as part of our Bank Secrecy Act and Anti-Money Laundering Program ("BSA/AML Program") remediation efforts.

Non-Interest Expense

Non-interest expense declined by $1.6 million, or 12.0%, to $11.4 million for the quarter ended June 30, 2015 compared to $13.0 million for the quarter ended June 30, 2014.  Non-interest expense for the second quarter of 2015 decreased by $0.4 million, or 3.3% from $11.8 million for the linked quarter.

The decrease in non-interest expense for the second quarter of 2015 as compared to the second quarter a year ago was largely the result of $0.9 million of merger, restructure and integration costs recorded in the second quarter of 2014 related to the MISN Transaction. Salaries and employee benefit costs also declined by $0.6 million for the second quarter of 2015 as compared to the same prior year period as a result of the branch consolidation that was completed in the second half of 2014. In addition, information technology costs decreased by $0.4 million due primarily to the elimination of duplicative data processing costs, which existed in the second quarter of 2014, but were eliminated after the July 2014 systems integration. Other expense also decreased by $0.4 million driven by a reversal of mortgage repurchase reserves, which was due to the successful settlement of outstanding claims. These decreases were offset by a $0.7 million increase in professional services related to additional BSA/AML Program consulting work of $0.4 million and an increase in legal services expense.  Sales and marketing expenses have also been elevated in 2015, as compared to the first half of 2014, primarily due to our new "We're Central to the Coast" marketing campaign, which consists of increased television and radio advertising as compared to prior years' campaigns.

The $0.4 million decrease in non-interest expense during the second quarter of 2015, as compared to the prior quarter, was primarily attributable to decreased salary and benefit costs of $0.5 million. Other linked quarter variances included a $0.3 million increase in professional services expense, which was largely offset by a $0.2 million decrease in other expense.

Operating Efficiency

The Company's operating efficiency ratio improved to 64.04% for the second quarter of 2015 as compared to 71.97% for the second quarter of 2014, and 64.13% for the linked quarter. Our operating efficiency ratio for the quarter ended June 30, 2015 reflects the impact of the reduced non-interest expenses discussed above. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 2.55% for the second quarter of 2015, compared to 3.12% for second quarter of 2014, and 2.75% for the linked quarter ended March 31, 2015.

Income Taxes

Income tax expense was $2.3 million for the quarter ended June 30, 2015 compared with $1.7 million for the same period a year earlier. For the linked quarter ended March 31, 2015, income tax expense was $2.6 million.  The Company's effective tax rate for the second quarter of 2015 was 37.5% compared with 37.1% for the same period a year ago, and 39.1% for the linked quarter ended March 31, 2015.

Balance Sheet

Total assets increased by $150.7 million, or 9.0%, to $1.8 billion at June 30, 2015 compared to June 30, 2014, and $51.8 million, or 2.9%, compared to March 31, 2015. Cash and cash equivalents increased $45.3 million, or 54.0%, to $129.0 million at June 30, 2015 compared to June 30, 2014, and $53.5 million, or 70.9%, compared to March 31, 2015.  The increase in the Company's cash position is primarily the result of successful deposit gathering efforts.

Investment securities increased by $15.3 million, or 4.2% to $379.8 million, compared to $364.5 million at March 31, 2015. We currently target a 2.75 to 3.25 year effective duration for the entire securities portfolio. At June 30, 2015, the effective duration of the securities portfolio was 3.2 years.

Total gross loans increased by $94.3 million, or 8.6%, to $1.2 billion at June 30, 2015 compared to June 30, 2014, and decreased $16.2 million, or 1.3%, compared to March 31, 2015. New loan production for the held for investment portfolio ("portfolio loans") was $43.2 million during the quarter ended June 30, 2015.  However, the Company experienced $45.8 million of loan pay-offs during the second quarter of 2015 representing an 11.7% decrease compared to the linked quarter.  Pay-offs have been elevated above the average $32.2 million per quarter level experienced in 2014 (after the close of the MISN Transaction) for the past two quarters. A significant portion of such pay-offs can be attributed to the recent decline in long-term interest rates, and a concurrent increase in competition for commercial real estate loans in the markets we serve.

Mortgage loans originated for sale for the second quarter of 2015 were $36.6 million, and decreased slightly by $3.4 million, from $40.0 million reported for the linked quarter. Total mortgage loan production, originated for sale for the year to date through June 30, 2015 is $76.6 million, compared to $40.7 million for the same period in 2014.

Total deposits increased by $117.5 million, or 8.4%, to $1.51 billion as of June 30, 2015 from $1.40 billion at June 30, 2014, and grew by $51.4 million, or 3.5%, from $1.46 billion at March 31, 2015.  Non-interest bearing deposits increased by $32.3 million, or 6.7%, during the second quarter of 2015, and by $54.9 million, or 11.9%, since June 30, 2014.

Total shareholders' equity was $202.1 million at June 30, 2015, an increase of $10.9 million, or 5.7%, compared to June 30, 2014, and increased by $0.1 million, or 0.1%, compared to March 31, 2015. A decline in the unrealized gain on our securities portfolio, and second quarter shareholder dividend payment offset the contribution of net income to shareholders' equity and resulted in the nominal increase for the quarter.

Classified assets at June 30, 2015 totaled $49.5 million compared to $51.6 million at March 31, 2015, a $2.1 million or 4.0% decrease, and increased $5.3 million, or 12.0%, from $44.2 million at June 30, 2014. Non-performing assets were $12.0 million at June 30, 2015 compared to $12.3 million at March 31, 2015 representing a $0.3 million or 2.7% decrease over the linked quarter end balance, and increased by $0.3 million, or 2.5%, from the $11.7 million balance reported at June 30, 2014. As of June 30, 2015, 75% of our non-accrual loans are current and are paying according to their contractual terms. Furthermore, 40% of our total non-accrual loans are attributable to one customer whose loans were restructured a few years ago. The customer has been paying the loans in accordance with the modified terms. Since the initial restructuring the customer has paid down 34% of the principal balance.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined from 1.52% at June 30, 2014 to 1.43% at June 30, 2015. The decline in the ALLL as a percentage of gross loans over the last twelve months has been driven by a decrease in our historical loss percentages, and a decline in the amount of specific loan loss reserves required for impaired loans. The combined un-accreted purchase discounts for acquired loans and ALLL represent 1.96% of gross loans as of June 30, 2015, compared to 1.95% as of March 31, 2015.

As of June 30, 2015, MISN acquired loans have an ALLL of $0.9 million or 0.41% of the remaining acquired MISN loan portfolio. The remaining un-accreted fair market value discount on MISN loans was $6.4 million at June 30, 2015 and represents 3.06% of the remaining balance of MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.5 million qualitative allocation in its ALLL to address these concerns, which allocation accounts for 8.8% of the total ALLL at June 30, 2015. Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios generally required to be considered a "well capitalized" financial institution for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 10.22%, and 9.41%, respectively, at June 30, 2015 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.80%, and 13.73%, respectively, at June 30, 2015, compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution.  Basel III regulatory capital guidance became effective for the Company and the Bank on January 1, 2015.  The Basel III framework incorporates a new regulatory measure called the Common Equity Tier 1 Capital Ratio. The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.96%, and 12.48%, respectively, at June 30, 2015, compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes. The decline in the Bank's regulatory capital ratios as compared to the prior quarter was due to a $10.0 million dividend paid by the Bank to the holding company to support cash flow needs of our holding company, such as future shareholder dividend payments.

BSA Consent Order

We have continued to make progress in addressing the issues identified in the BSA Consent Order that we entered into with our regulators in November of 2014. However, we still have more work to do in order to fully remediate the issues identified in the BSA Consent Order.

Conference Call

The Company will host a conference call to discuss the second quarter results at 8:00 a.m. PDT on July 24, 2015. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 77798226, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, on or before August 10, 2015. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting Lonny Robinson, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.8 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company's business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and the possibility that any expansionary activities will be impeded while the FDIC's and CA DBO's joint BSA Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the BSA Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the U.S. Securities and Exchange Commission on March 6, 2015.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$ 16,085	$ 14,743	$ 19,162
Interest earning deposits in other banks	112,928	60,735	64,594
Total cash and cash equivalents	129,013	75,478	83,756

Investment securities available for sale, at fair value	379,824	364,498	359,630
Loans held for sale, at lower of cost or fair value	8,736	9,493	8,409
Gross loans	1,191,153	1,207,319	1,096,883
Net deferred loan fees	(1,157)	(1,221)	(1,350)
Allowance for loan and lease losses	(16,982)	(16,913)	(16,635)
Net loans held for investment	1,173,014	1,189,185	1,078,898
Premises and equipment, net	37,996	38,107	35,234
Premises held for sale	1,840	1,840	4,581
Deferred tax assets, net	23,180	22,508	28,863
Bank owned life insurance	25,032	24,871	24,383
Federal Home Loan Bank stock	7,853	7,853	7,853
Goodwill	24,885	24,885	24,475
Other intangible assets	4,823	5,085	5,941
Other assets	12,183	12,791	15,649
Total assets	$ 1,828,379	$ 1,776,594	$ 1,677,672

Liabilities
Deposits
Non-interest bearing deposits	$ 516,431	$ 484,106	$ 461,559
Interest bearing deposits	995,208	976,162	932,624
Total deposits	1,511,639	1,460,268	1,394,183
Short term FHLB borrowing	10,500	10,500	2,000
Long term FHLB borrowing	83,050	83,054	65,566
Junior subordinated debentures	13,338	13,286	13,125
Other liabilities	7,770	7,543	11,593
Total liabilities	1,626,297	1,574,651	1,486,467

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 0 shares at June 30, 2015, 384,697 at March 31, 2015, and 1,189,538 shares at June 30, 2014, respectively	--	1,056	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 34,314,242, 33,950,518 and 33,032,436 shares as of June 30, 2015, March 31, 2015, and June 30, 2014, respectively	165,415	164,271	161,898
Additional paid in capital	7,658	7,252	6,210
Retained earnings	28,800	27,128	19,903
Accumulated other comprehensive income / (loss)	209	2,236	(410)
Total shareholders' equity	202,082	201,943	191,205
Total liabilities and shareholders' equity	$ 1,828,379	$ 1,776,594	$ 1,677,672

Book value per common share	$ 5.89	$ 5.92	$ 5.68

Tangible book value per common share	$ 5.02	$ 5.03	$ 4.76

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$ 14,585	$ 15,088	$ 14,547
Investment securities	1,662	1,667	1,819
Other interest-earning assets	494	173	175
Total interest income	16,741	16,928	16,541
Interest Expense
Deposits	918	889	928
Other borrowings	581	541	416
Total interest expense	1,499	1,430	1,344
Net interest income before provision for loan and lease losses	15,242	15,498	15,197
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,242	15,498	15,197
Non-Interest Income
Fees and service charges	1,213	1,207	1,394
Net gain on sale of mortgage loans	484	386	364
Other mortgage fee income	118	138	105
Gain on sale of investment securities	--	505	101
Other income	456	765	512
Total non-interest income	2,271	3,001	2,476
Non-Interest Expense
Salaries and employee benefits	5,786	6,259	6,340
Occupancy and equipment	1,748	1,587	1,748
Professional services	1,702	1,406	1,038
Information technology	541	601	952
Regulatory assessments	300	297	307
Sales and marketing	295	317	190
Amortization of intangible assets	262	262	297
Loan department expense	260	286	285
Communication costs	144	141	161
Merger, restructure and integration	(2)	32	922
Other expense	393	625	746
Total non-interest expense	11,429	11,813	12,986
Income before income taxes	6,084	6,686	4,687
Income tax expense	2,284	2,617	1,738
Net income	3,800	4,069	2,949
Accretion on preferred stock	70	--	--
Net income available to common shareholders	$ 3,730	$ 4,069	$ 2,949

Weighted Average Shares Outstanding
Basic	34,105,192	34,107,168	33,967,670
Diluted	34,249,591	34,266,482	34,142,364
Earnings Per Common Share
Basic	$ 0.11	$ 0.12	$ 0.09
Diluted	$ 0.11	$ 0.12	$ 0.09
Dividends Declared Per Common Share	$ 0.06	$ 0.05	$ --

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Six Months Ended
	6/30/2015	6/30/2014
	(dollars in thousands except per share data)
Interest Income
Loans, including fees	$ 29,673	$ 26,403
Investment securities	3,329	3,409
Other interest-earning assets	667	331
Total interest income	33,669	30,143
Interest Expense
Deposits	1,807	1,743
Other borrowings	1,122	752
Total interest expense	2,929	2,495
Net interest income before provision for loan and lease losses	30,740	27,648
Provision for loan and lease losses	--	--
Net interest income after provision for loan and lease losses	30,740	27,648
Non-Interest Income
Fees and service charges	2,420	2,539
Net gain on mortgage banking activities	870	552
Gain on sale of investment securities	505	99
Other mortgage fee income	256	159
Other income	1,221	877
Total non-interest income	5,272	4,226
Non-Interest Expense
Salaries and employee benefits	12,045	11,957
Occupancy and equipment	3,335	3,213
Professional services	3,108	1,771
Information technology	1,142	1,647
Sales and marketing	612	363
Regulatory assessments	597	511
Loan department expense	546	461
Amortization of intangible assets	524	463
Communication costs	285	267
Merger, restructure and integration	30	8,037
Other expense	1,018	1,334
Total non-interest expense	23,242	30,024
Income before income taxes	12,770	1,850
Income tax expense	4,901	664
Net income	7,869	1,186
Accretion on preferred stock	70	--
Net income available to common shareholders	$ 7,799	$ 1,186

Weighted Average Shares Outstanding
Basic	34,086,786	31,487,059
Diluted	34,236,895	31,706,177
Earnings Per Common Share
Basic	$ 0.23	$ 0.04
Diluted	$ 0.23	$ 0.04
Dividends Declared Per Common Share	$ 0.11	$ --

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended			Six Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
Profitability / Performance Ratios
Net interest margin	3.67%	3.92%	3.98%	3.79%	3.98%
Return on average equity	7.53%	8.26%	6.23%	7.89%	1.41%
Return on average common equity	7.42%	8.30%	6.35%	7.85%	1.44%
Return on average tangible common equity	8.71%	9.79%	7.61%	9.24%	1.71%
Return on average assets	0.85%	0.95%	0.71%	0.90%	0.16%
Non-interest income to total net revenue	12.97%	16.22%	14.01%	14.64%	13.26%
Yield on interest earning assets	4.03%	4.28%	4.33%	4.15%	4.34%
Cost of interest bearing liabilities	0.55%	0.54%	0.53%	0.55%	0.53%
Cost of funds	0.38%	0.38%	0.37%	0.38%	0.38%
Operating efficiency ratio (1)	64.04%	64.13%	71.97%	64.09%	92.68%
Non-interest expense to average assets, annualized	2.55%	2.75%	3.12%	2.65%	3.99%

Asset Quality Ratios
Non-performing loans to total gross loans	0.97%	0.98%	1.04%
Non-performing loans to equity	5.73%	5.87%	5.97%
Non-performing assets to total assets	0.65%	0.69%	0.69%
Allowance for loan and lease losses to total gross loans	1.43%	1.40%	1.52%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.02%	-0.04%	0.48%	-0.03%	0.24%
Classified assets to Tier I + ALLL	25.15%	26.63%	25.05%
30-89 Day Delinquency Rate	0.03%	0.10%	0.05%

Capital Ratios
Company
Common Equity Tier I Capital Ratio (2)	12.96%	12.50%	N/A
Leverage ratio	10.22%	10.38%	9.83%
Tier I Risk-Based Capital Ratio	13.55%	13.12%	12.85%
Total Risk-Based Capital Ratio	14.80%	14.36%	14.10%
Bank
Common Equity Tier I Capital Ratio (2)	12.48%	12.65%	N/A
Leverage ratio	9.41%	10.01%	9.53%
Tier I Risk-Based Capital Ratio	12.48%	12.65%	12.45%
Total Risk-Based Capital Ratio	13.73%	13.90%	13.70%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned ("OREO"), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, and amortization of intangible assets.

(2) Common Equity Tier I capital is a new regulatory capital measure pursuant to the implementation of Basel III on January 1, 2015.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	6/30/2015			3/31/2015			6/30/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$ 71,993	0.18%	$ 33	$ 47,209	0.18%	$ 21	$ 61,033	0.19%	$ 29
Investment securities	369,368	1.80%	1,662	353,122	1.91%	1,667	356,785	2.04%	1,819
Other investments	9,839	18.79%	461	9,839	6.27%	152	9,492	6.17%	146
Loans (1)	1,213,772	4.82%	14,585	1,195,265	5.12%	15,088	1,104,839	5.28%	14,547
Total earning assets	1,664,972	4.03%	16,741	1,605,435	4.28%	16,928	1,532,149	4.33%	16,541
Allowance for loan and lease losses	(17,037)			(16,861)			(18,044)
Other assets	148,680			151,912			153,381
Total assets	$ 1,796,615			$ 1,740,486			$ 1,667,486

Interest Bearing Liabilities
Interest bearing demand	$ 118,692	0.11%	$ 33	$ 115,928	0.11%	$ 31	$ 107,598	0.11%	$ 29
Savings	95,875	0.10%	24	94,557	0.10%	23	94,154	0.11%	25
Money market	506,651	0.28%	354	464,076	0.28%	318	436,351	0.30%	329
Time deposits	270,283	0.75%	507	278,645	0.75%	517	292,322	0.75%	545
Total interest bearing deposits	991,501	0.37%	918	953,206	0.38%	889	930,425	0.40%	928
Federal Home Loan Bank borrowing	93,552	1.89%	440	100,034	1.62%	400	76,304	1.45%	276
Junior subordinated debentures	13,305	4.25%	141	13,252	4.32%	141	13,093	4.29%	140
Total borrowed funds	106,857	2.18%	581	113,286	1.94%	541	89,397	1.87%	416
Total interest bearing liabilities	1,098,358	0.55%	1,499	1,066,492	0.54%	1,430	1,019,822	0.53%	1,344
Non interest bearing demand	486,829			464,455			447,095
Total funding	1,585,187	0.38%	1,499	1,530,947	0.38%	1,430	1,466,917	0.37%	1,344
Other liabilities	8,947			9,732			10,765
Total liabilities	$ 1,594,134			$ 1,540,679			$ 1,477,682

Shareholders' Equity
Total shareholders' equity	202,481			199,807			189,804
Total liabilities and shareholders' equity	$ 1,796,615			$ 1,740,486			$ 1,667,486

Net interest margin		3.67%	$ 15,242		3.92%	$ 15,498		3.98%	$ 15,197

Interest rate spread		3.48%			3.74%			3.80%

Cost of deposits		0.25%			0.25%			0.27%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For the Six Months Ended
	6/30/2015			6/30/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$ 59,669	0.18%	$ 54	$ 50,611	0.16%	$ 41
Investment securities	361,290	1.86%	3,329	327,907	2.10%	3,409
Other investments	9,839	12.56%	613	8,457	6.91%	290
Loans (1)	1,204,569	4.97%	29,673	1,014,102	5.25%	26,403
Total earning assets	1,635,367	4.15%	33,669	1,401,077	4.34%	30,143
Allowance for loan and lease losses	(16,950)			(17,998)
Other assets	150,288			133,130
Total assets	$ 1,768,705			$ 1,516,209

Interest Bearing Liabilities
Interest bearing demand	$ 117,317	0.11%	$ 64	$ 98,843	0.11%	$ 53
Savings	95,219	0.10%	47	78,015	0.10%	40
Money market	485,481	0.28%	672	399,464	0.31%	613
Time deposits	274,441	0.75%	1,024	270,044	0.77%	1,037
Total interest bearing deposits	972,458	0.37%	1,807	846,366	0.42%	1,743
Federal Home Loan Bank borrowing	96,775	1.75%	839	83,507	1.30%	537
Junior subordinated debentures	13,279	4.30%	283	11,510	3.77%	215
Total borrowed funds	110,054	2.06%	1,122	95,017	1.60%	752
Total interest bearing liabilities	1,082,512	0.55%	2,929	941,383	0.53%	2,495
Non interest bearing demand	475,704			395,843
Total funding	1,558,216	0.38%	2,929	1,337,226	0.38%	2,495
Other liabilities	9,337			9,608
Total liabilities	1,567,553			1,346,834

Shareholders' Equity
Total stockholders' equity	201,152			169,375
Total liabilities and shareholders' equity	$ 1,768,705			$ 1,516,209

Net interest margin		3.79%	$ 30,740		3.98%	$ 27,648

Interest rate spread		3.60%			3.81%

Cost of deposits		0.25%			0.28%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Loans
Real Estate Secured
Commercial	$ 585,811	$ 575,536	$ 565,533
Residential 1 to 4 family	143,256	143,490	113,216
Farmland	104,613	108,779	86,078
Multi-family residential	76,903	77,684	48,458
Home equity lines of credit	32,759	35,928	39,112
Construction	20,969	27,001	18,059
Land	20,088	20,619	27,639
Total real estate secured	984,399	989,037	898,095
Commercial
Commercial and industrial	151,401	146,912	146,404
Agriculture	48,601	64,150	42,313
Other	1	5	704
Total commercial	200,003	211,067	189,421
Installment	6,499	7,008	9,071
Overdrafts	252	207	296
Total loans held for investment	1,191,153	1,207,319	1,096,883
Deferred loan fees	(1,157)	(1,221)	(1,350)
Allowance for loan and lease losses	(16,982)	(16,913)	(16,635)
Total net loans held for investment	$ 1,173,014	$ 1,189,185	$ 1,078,898
Loans held for sale	$ 8,736	$ 9,493	$ 8,409

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Deposits
Non-interest bearing deposits	$ 516,431	$ 484,106	$ 461,559
Interest bearing deposits:
NOW accounts	128,404	118,094	104,818
Other savings deposits	98,821	95,027	96,277
Money market deposit accounts	503,132	490,986	442,688
Time deposits	264,851	272,055	288,841
Total deposits	$ 1,511,639	$ 1,460,268	$ 1,394,183

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$ 16,913	$ 16,802	$ 17,968
Provision for loan and lease losses	--	--	--
Charge-offs:
Commercial and industrial	142	--	650
Home equity line of credit	16	39	--
Installment	5	--	4
Agriculture	1	--	--
Land	--	34	--
Commercial real estate	--	--	1,016
Total charge-offs	164	73	1,670
Recoveries of loans previously charged-off	233	184	337
Balance, end of period	$ 16,982	$ 16,913	$ 16,635

Net (recoveries) charge-offs	$ (69)	$ (111)	$ 1,333

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Land	$ 4,754	$ 4,939	$ 5,903
Commercial and industrial	3,207	3,495	2,455
Commercial real estate	2,158	2,052	2,109
Residential 1 to 4 family	707	645	101
Agriculture	626	627	724
Home equity line of credit	86	46	100
Installment	40	43	19
Total non-accruing loans	11,578	11,847	11,411
Other real estate owned (OREO)	372	433	248
Total non-performing assets	$ 11,950	$ 12,280	$ 11,659

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Classified Assets
Loans	$ 49,118	$ 51,139	$ 43,935
Other real estate owned (OREO)	372	433	248
Non-investment grade securities	--	--	--
Total classified assets	$ 49,490	$ 51,572	$ 44,183

Classified assets to Tier I + ALLL	25.15%	26.63%	25.05%

Note: Classified assets consists of substandard and non-performing loans and OREO assets.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	March 31,		Net	Accrual		June 30,
	2015	Additions	Paydowns	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Land	$ 4,939	$ --	$ (185)	$ --	$ --	$ 4,754
Commercial	2,052	140	(34)	--	--	2,158
Residential 1 to 4 family	645	90	(28)	--	--	707
Home equity line of credit	46	40	--	--	--	86
Commercial
Commercial and industrial	3,495	252	(290)	(107)	(143)	3,207
Agriculture	627	--	--	--	(1)	626
Installment	43	20	(19)	--	(4)	40
Total	$ 11,847	$ 542	$ (556)	$ (107)	$ (148)	$ 11,578

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual		June 30,
	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Land	$ 5,237	$ --	$ (270)	$ (44)	$ (135)	$ (34)	$ 4,754
Commercial	2,085	140	(67)	--	--	--	2,158
Residential 1 to 4 family	124	624	(41)	--	--	--	707
Home equity line of credit	258	40	(112)	(61)	--	(39)	86
Commercial
Commercial and industrial	2,102	1,943	(445)	--	(250)	(143)	3,207
Agriculture	686	--	(59)	--	--	(1)	626
Installment	43	22	(21)	--	--	(4)	40
Total	$ 10,535	$ 2,769	$ (1,015)	$ (105)	$ (385)	$ (221)	$ 11,578

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the Three Months Ended			Six Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
	(dollars in thousands)
GAAP net income	$ 3,800	$ 4,069	$ 2,949	$ 7,869	$ 1,186
Adjusted for:
Income tax expense	2,284	2,617	1,738	4,901	664
(Gain) on sale of investment securities	--	(505)	(101)	(505)	(99)
Merger, restructure and integration	(2)	32	922	30	8,037
Non-GAAP earnings before income taxes, gains on investments, and merger, restructure and integration costs	$ 6,082	$ 6,213	$ 5,508	$ 12,295	$ 9,788

	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
	(dollars in thousands)
Non-interest expense	$ 11,429	$ 11,813	$ 12,986	$ 23,242	$ 30,024
Less: Merger, restructure and integration	2	(32)	(922)	(30)	(8,037)
Adjusted non-interest expense	11,431	11,781	12,064	23,212	21,987
Total average assets	1,796,615	1,740,486	1,667,486	1,768,705	1,516,209
Annualization	4.0110	4.0556	4.0110	2.0166	2.0166
Non-interest expense to average assets less merger, restructure and integration costs	2.55%	2.75%	2.90%	2.65%	2.92%

	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
	(dollars in thousands)
Non-interest expense	$ 11,429	$ 11,813	$ 12,986	$ 23,242	$ 30,024
Less: OREO related costs and writedowns	42	(11)	(55)	31	(127)
Less: Amortization of CDI	(262)	(262)	(297)	(524)	(463)
Less: Merger, restructure and integration	2	(32)	(922)	(30)	(8,037)
Adjusted non-interest expense	11,211	11,508	11,712	22,719	21,397
Net interest income	15,242	15,498	15,197	30,740	27,648
Non-interest income	2,271	3,001	2,476	5,272	4,226
Less: net (gains) losses	(10)	(505)	(101)	(515)	(99)
Operating efficiency less merger, restructure and integration costs	64.05%	63.95%	66.65%	64.00%	67.34%

	6/30/2015	3/31/2015	6/30/2014
	(dollars in thousands)
Total shareholders' equity	$ 202,082	$ 201,943	$ 191,205
Less: Series C Preferred Stock	--	(1,056)	(3,604)
Less: Intangibles	(29,708)	(29,970)	(30,416)
Tangible common equity	$ 172,374	$ 170,917	$ 157,185
Tangible common book value per share	$ 5.02	$ 5.03	$ 4.76
CONTACT: Simone Lagomarsino, President
         & Chief Executive Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson, Executive Vice President
         & Chief Financial Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5107
         lrobinson@heritageoaksbank.com